Exhibit 99.1
Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

LOUIS V. PINKHAM APPOINTED GROUP PRESIDENT, FLUID HANDLING

STAMFORD, CONNECTICUT – October 15, 2012 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced the appointment of Louis V. Pinkham as Group President, Fluid Handling. He will be responsible for the leadership and management of Crane’s Fluid Handling businesses, which represents approximately 45% of the Company’s revenues.
Mr. Pinkham was formerly with Eaton Corporation where his last role was Senior Vice President and General Manager of the Critical Power Solutions Division, Electrical Group. His additional roles at Eaton were Vice President and General Manager, Low Voltage Components; General Manager of the Electrical Group for North Asia based in Shanghai, China; and Managing Director of the Electrical Group based in Le Lieu, Switzerland.

Prior to joining Eaton, Mr. Pinkham held Engineering and Quality Manager positions at ITT Sherotec Division, responsible for Biopharm skid manufacturing, and as a Process Design and Development engineer with Molecular Biosystems.

Mr. Pinkham holds a Bachelor of Science in Engineering from Duke University, majoring in biomedical engineering and specializing in mechanical and electrical engineering. He also holds a dual MBA and Masters in Engineering from Northwestern University’s Kellogg Graduate School of Management and McCormick School of Engineering.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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